UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      January 6, 2005

CITIZENS COMMUNITY BANCORP

(Exact name of Registrant as specified in its Charter)

Maryland	000-50585	20-0663325
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

2174 EastRidge Center, Eau Claire, Wisconsin	54701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (715) 836-9994

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.  Entry into a Material Definitive Agreement.

         On January 6, 2005, Citizens Community Bancorp, Eau Claire, Wisconsin, (OTC Electronic Bulletin Board: CZWI.OB), its wholly owned subsidiary Citizens Community Federal, and its parent, Citizens Community MHC entered into a definitive merger agreement with Community Plus Savings Bank, a mutually organized federal savings bank located in Rochester Hills, Michigan ("Community Plus") under which Community Plus will merge with and into Citizens Community Federal (the "Merger"). As a result of the Merger, Community Plus members will become members of Citizens Community MHC and have the same rights and privileges as if their membership had been established at Citizens Community Federal. The Merger is subject to regulatory approval, as well as approval by the members of Community Plus and the stockholders of Citizens Community Federal. As discussed in Item 3.02 below, shares of Citizens Community Bancorp common stock equal to the appraised value of Community Plus will be issued to Citizens Community MHC.

         A copy of the merger agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02.  Unregistered Sales of Equity Securities.

         In connection with the merger, a number of shares of Citizens Community Bancorp common stock equal to the appraised value of Community Plus will be issued to Citizens Community MHC without registration of such stock under the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4(2) of the Act. An independent appraiser has preliminarily indicated that Community Plus' pro forma valuation would be $9.25 million. This valuation is subject to change due to regulatory review and market conditions.

Item 9.01  Financial Statements and Exhibits

            (a)     Not applicable.

            (b)     Not applicable.

            (c)     Exhibits.

Exhibit No.	Description
99.1	Agreement and Plan of Merger dated as of January 6, 2005 by and among Citizens Community MHC, Citizens Community Bancorp, Citizens Community Federal and Community Plus Savings Bank.

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SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS COMMUNITY BANCORP

Date: January 7, 2005	By: /s/ John D. Zettler John D. Zettler Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Agreement and Plan of Merger dated as of January 6, 2005 by and among Citizens Community MHC, Citizens Community Bancorp, Citizens Community Federal and Community Plus Savings Bank

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END